Exhibit 8.1

List of the Registrant’s Principal Subsidiaries, VIEs and VIE Subsidiaries

Name	Jurisdiction of Incorporation	Direct Parent Company of the Subsidiary, VIE or VIE Subsidiary and its Jurisdiction of Incorporation
Subsidiaries:
TAL Holding Limited	Hong Kong	TAL Education Group (Cayman)
Beijing Century TAL Education Technology Co., Ltd.	PRC	TAL Holding Limited (Hong Kong)
Beijing Xintang Sichuang Education Technology Co., Ltd.	PRC	TAL Holding Limited (Hong Kong)
Pengxin TAL Industrial Investment (Shanghai) Co., Ltd.*	PRC	Beijing Century TAL Education Technology Co., Ltd. (PRC)
Shenzhen Xingtong Technology Co., Ltd.	PRC	Beijing Century TAL Education Technology Co., Ltd. (PRC)
Variable Interest Entities:
Beijing Xueersi Education Technology Co., Ltd.**	PRC
Beijing Xueersi Network Technology Co., Ltd.**	PRC
Xinxin Xiangrong Education Technology (Beijing) Co., Ltd.**	PRC
Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd.**	PRC
Affiliated Entities:
Shidai TAL Education Technology (Beijing) Co., Ltd.	PRC	Xinxin Xiangrong Education Technology (Beijing) Co., Ltd. (PRC)
TAL Education Technology (Jiangsu) Co., Ltd.	PRC	Xinxin Xiangrong Education Technology (Beijing) Co., Ltd. (PRC)

*

Pengxin TAL Industrial Investment (Shanghai) Co., Ltd. had 14 wholly owned subsidiaries and schools that operate TAL’s learning services as of February 28, 2025, all of which are formed in the mainland of China.

**

Xueersi Education, Xueersi Network, Xinxin Beijing and Xinxin Shenzhen had 323 wholly or majority owned subsidiaries and schools as of February 28, 2025 that operate TAL’s learning services, all of which are formed in the mainland of China.